Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-65684, 333-83175 and 333-07109) of Old Point Financial Corporation and subsidiaries of our reports, dated March 12, 2010, relating to the audits of the consolidated financial statements and internal control over financial reporting which appear in the Annual Report to Shareholders, which is incorporated in this Annual Report on Form 10-K of Old Point Financial Corporation and subsidiaries for the year ended December 31, 2009.

Winchester, Virginia

March 12, 2010